Exhibit 3.1


                            SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                     AFFILIATED NEWSPAPERS INVESTMENTS, INC.



      Affiliated Newspapers Investments, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

      1. The name of the Corporation is Affiliated Newspapers Investments, Inc. and it was originally incorporated under the name Affiliated Newspapers Investments, Inc. and it was originally incorporated under the name Affiliated Newspapers Investments, Inc. The Certificate of Incorporation was filed on January 25, 1994 with the secretary of State of the State of Delaware.

      2. The Board of Directors of the Corporation by unanimous written consent dated June 16, 1999 duly approved resolutions declaring a Second Amended and Restated Certificate of Incorporation of the Corporation to be advisable and submitting the same for approval by the Stockholders of the Corporation, such Second Amended and Restated Certificate of Incorporation to read as follows:

      FIRST: The name of the Corporation is: MediaNews Group, Inc. (hereinafter, the "Corporation").

      SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road Wilmington 19805, in the county of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

      THIRD: The nature of the business and of the purpose to be conducted and promoted by the Corporation shall be to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is Three Million (3,000,000) shares of Class A Common Stock, with a par value of One-Thousandth of a Dollar ($0.001) per share (the "Common Stock").

                                  COMMON STOCK
                                  ------------

      VOTING RIGHTS GENERALLY. Except as otherwise provided by law, the holders of the Corporation's Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes.


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      VOTING FOR ELECTION OF DIRECTORS. In connection with all such matters, the number of votes to which each shareholder shall be entitled shall be as set forth in the Eighth Article of this Certificate. No election of directors need be by written ballot.

      REMOVAL OF DIRECTORS FOR CAUSE. A Director may be removed for cause by a vote of the majority of the outstanding shares of the Corporation's Common Stock. The cumulative voting provisions of the Eighth Article of this Certificate shall not apply to a vote for removal of a Director for cause, and each holder of the Common Stock shall be entitled to one vote for each share held.

      DIVIDENDS. The holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise. In connection with all such dividends, each share of Common Stock shall have equal rights of participation, in all respects.

      OTHER DISTRIBUTIONS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock and each share of Common Stock shall have equal rights of participation, in all respects.

      ACTION WITHOUT MEETING. Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by statute for the proposed corporate action, provided that prompt notice shall be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous consent.

      FIFTH: The Corporation is to have perpetual existence.

      SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

      l. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be such even number of directors as shall be fixed from time to time by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies.

      2. The power to adopt, amend, or repeal the By-Laws and to adopt new By-Laws may be exercised by the unanimous vote of all directors then serving on the Board of Directors, or by the affirmative vote of the holders of at least three-fourths of the shares of the Corporations Common Stock.

      3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (b)(2) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

      SEVENTH: 1. PERSONAL LIABILITY OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

      (a) For any breach of the director's duty of loyalty to the Corporation or its stockholders;

      (b) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      (c) Under Section 174 of the General Corporation Law of the State of Delaware; or

      (d) For any transaction from which the director derived an improper personal benefit.

      2. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in the following section hereof, "Right of Claimant to Bring Suit," the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, which indemnification or advancement of expenses shall not require an undertaking, by or on behalf of the director or officer so indemnified, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified, unless the General Corporation Law of the State of Delaware shall be construed to so require. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      3. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under the preceding section, "Right to Indemnification," is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      4. NON-EXCLUSIVITY OF RIGHTS. The right of indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

      5. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

      EIGHTH: At all elections of directors of the Corporation, each holder of stock entitled to vote in the election of directors shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

      NINTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

      TENTH: Prior to an initial public offering of shares of Common Stock, a shareholder will not be permitted to transfer shares of Common Stock, and the Corporation and its Transfer Agent, if applicable, will not be required to register any transfer of shares of Common Stock if, in the opinion of counsel to the Corporation, as a result of such transfer and the subsequent transfer of other shares of Common Stock to 100 persons not then stockholders of the Corporation, the Corporation will be required to register the Common Stock under the federal Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      The foregoing Second Amended and Restated Certificate of Incorporation has been duly adopted and approved by the Board of Directors and the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware

      IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation this 16th day of June 1999.


                                        /s/ JOSEPH J. LODOVIC, IV
                                    --------------------------------------------
                                       Joseph J. Lodovic, IV
                                       Executive Vice President and
                                       Chief Financial Officer

ATTEST:


/s/ HOWELL E. BEGLE, JR.
---------------------------------
Howell E. Begle, Jr.
Assistant Secretary

(SEAL)